Kodiak Energy, Inc. Announces US$7.5 Million Private Placement

CALGARY, ALBERTA--(Marketwire - May 26, 2008) –

Kodiak Energy, Inc. (TSX VENTURE:KDK) (OTCBB:KDKN) ("Kodiak" or the "Company") is pleased to announce that subject to regulatory approvals, it intends to complete a private placement of up to US$7,500,000 in principal amount of units of Kodiak (the "Units") at the price of US$2.50 per Unit (the "Offering"). Each Unit will consist of one common share of Kodiak (a "Common Share") and one warrant to purchase a Common Share for two years at US$3.50 per share. Kodiak may pay finder's fees to certain individuals or firms in connection with the Offering. The Common Shares and warrants issued pursuant to the Offering will be subject to a four month hold period in Canada.

The Offering is being made on the basis of an exemption from registration in the United States under Regulation S. The Offering will not be offered to or sold in the United States or to any United States persons outside of the United States. The securities being offered and sold will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the United States. The Company will be taking special measures to assure that the securities will not be sold in the United States to comply with these requirements.

Proceeds from the Offering will be used by Kodiak towards the continued exploration of the Company's oil and gas properties, namely permitting for the drilling program on the "Little Chicago" project in the Northwest Territories, further seismic on the New Mexico properties, other such prospects in various locations within Canada and the United States and for general working capital purposes.

About Kodiak

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact

Kodiak Energy, Inc.
William Tighe
Chief Executive Officer
(403) 262-8044
Email: kodiakenergy@gmail.com
Website: www.kodiakpetroleum.com